Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated July 16, 2010

JPMorgan ETN report

The table below  summarizes  certain  data related to the Alerian MLP Index ETNs
 (the "Notes" or the "ETNs")

                                                     Indicative  Closing                      Market        Total
                                            Closing    Value     Indicative    Number of   Capitalization  Assets ($  Last Coupon
   Product Name     CUSIP   Ticker   Date  Price ($)   Ticker     Value ($)  Notes (000s)       ($ M)          M)     per Note ($) Last Coupon Ex-Date  Fee
JPMorgan Alerian                                                                                                                                        0.85%
  MLP Index ETN   46625H365  AMJ   7/13/10  $32.34     AMJIV       $32.36       47,500       $1,536.15     $1,537.10    0.4481         5/26/2010          p.a.

The ETNs are senior,  unsecured  debt  obligations of JPMorgan Chase and Co. and accordingly, are exposed to the credit risk of JPMorgan Chase and Co.

Definitions

"Closing Price" means the last trade reported as of the date shown.

"Closing Indicative Value" means the last level calculated for the intraday indicative value of the ETN for the relevant day. The intraday indicative value
(the "IIV") is meant to approximate the intrinsic economic value of the ETN. The
IIV calculation is provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday indicative values of the Alerian MLP Index, and may not be equal to the payment at maturity or upon early repurchase. Please see the relevant pricing supplement for details.

"Number of Notes" means the total number of notes, shown in thousands, that have been issued, including those held by JPMorgan Chase and Co or one of its affiliates.

"Market Capitalization" means the product of the Number of Notes and the Closing
Price, shown in millions. This includes any ETNs held by JPMorgan Chase and Co or any of its affiliates. "Total Assets" means the product of the Number of
Notes and the Closing Indicative Value.

"Last Coupon per Note" means the most recent Coupon Amount paid by the issuer of the Note to investors. Please see the relevant Pricing Supplement for the definition of Coupon Amount.

"Last Coupon Ex-Date" means the "ex-date" with respect to the most recent Coupon
Amount, as more fully described in the relevant Pricing Supplement.

"Fee" refers to the to the Tracking Fee as defined in the relevant Pricing
Supplement.

You should read the most recent pricing supplement related to these ETNs dated
July 13, 2010 before you make an investment. You may access this pricing supplement on the SEC website at www.sec.gov as follows: http://www.
sec.gov/Archives/edgar/data/19617/000089109210002849/e39383 _424b2. htm

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free
800-576-3529.

Free Writing Prospectus Related to Registration Statement No. 333-155535

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.

"Alerian MLP Index and Alerian MLP Total Return Index are trademarks of an affiliate of Alerian Capital Management, LLC and their use is granted under a license with such affiliate. "

July 13, 2010